Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Amendment No. 2 to the Registration Statement on Form S-3 of our report dated February 28, 2003 relating to the financial statements and the financial statement schedule of Pacer International, Inc., which appears in such registration statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/S/    PRICEWATERHOUSECOOPERS LLP

San Francisco, California

July 15, 2003